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                                                                   Exhibit 10.24

                              [TRICORD LETTERHEAD]


October 3, 1996


Mr. Alexander H. Frey
1570 Rose Villa Street
Pasadena, CA 91106

Dear Sandy:

On behalf of Tricord Systems, Inc., I am pleased to extend you the following offer to join the Tricord Team as the Vice President, Architecture. This offer letter replaces the offer letter dated May 16, 1996. You will report to me. This offer is contingent upon successfully reaching an agreement of technology acquisition between Tricord Systems, Inc. and Reliable Distributed Information Corporation ("RDI").

The compensation for this position will be:

     1. An annualized salary of $95,004, paid semi-monthly on the 15th and end of the month.

     2. You will be eligible for a one time incentive compensation of $50,000 payable based upon completion of Phase 2 of the C5 Project Completion Schedule as outlined below.

          The incentive compensation will be payable upon the successful commercial delivery of Phase 2 of RDI technology as defined in the product function specifications for the C5 I/O Subsystem Project Completion Schedule. (Expected July 31, 1997)

          Future annual incentive payments (1998 and beyond) will be based on the Annual Executive Compensation Plan.

     3. Subject to approval of the Compensation Committee of the Board of Directors at its next regularly scheduled meeting, an option to purchase 100,000 shares of Tricord Stock under the terms and conditions of the 1995 Stock Incentive Plan will be granted. The vesting schedule begins one year after Committee approval and is exercisable in four equal installments of 25% annually. The exercise price will be the fair market value (as defined for purposes of the 1995 Stock Incentive Plan) on the day of the Committee meeting.
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Page Two
Mr. Alexander H. Frey
October 3, 1996


It is expected that you will relocate to Minnesota by January 1, 1997. To assist with your relocation, the Company will pay or reimburse you for your relocation expenses which will include moving and travel costs, temporary living expenses, the actual reasonable cost of the physical relocation of your household goods to your new residence, commissions and other selling costs associated with the sale of your home in California (excluding points) up to a maximum aggregate amount of $50,000, plus a "gross-up" for taxes to the extent such amounts are includable in your income but not deductible for tax purposes.

As a full time employee, you will have the opportunity to participate in the Tricord Employee Benefit Package, subject to the eligibility requirements of the various plans. Please refer to the Annual Benefits Summary and Enrollment Work Booklet for further information.

You will be eligible to earn 160 hours (20 days) of personal time off for each full year of employment at an accrual rate of 6.67 hours each complete pay period. Personal time off is to be used for vacation, personal business, sick days or unexpected emergencies.

I am looking forward to a start date of October 7, 1996. Before you may begin employment, you must sign and return the enclosed Employee Agreement. On your first day of employment you will also be asked to complete U.S. Department of Justice, INS Form I-9 Employment Eligibility Verification. Please see the enclosed instructions for preparing and executing this form.

Please indicate your acceptance of this offer by signing and returning one copy of this letter and your signed Employee Agreement by October 4, 1996 to the following address:

     Kathy Glubetich
     Human Resources Generalist
     2800 Northwest Boulevard
     Plymouth, MN 55441-2625

     Fax: 612/551-6554
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Page Three
Mr. Alexander H. Frey
October 3, 1996


I am confident that you will make an immediate, substantial contribution to the success and growth of Tricord and we are looking forward to having you on the Tricord Team.



                         ACCEPTED: /s/ Alexander H. Frey
                                  ----------------------
                                  Alexander H. Frey

                         ACCEPTANCE DATE: 4 Oct '96
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Yours Truly,

/s/ Cory Devor

Cory Devor, Ph.D.
Vice President, Systems Development